Sound Financial Bancorp, Inc. Q3 2023 Results
Seattle, WA, October 24, 2023 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended September 30, 2023, or $0.45 diluted earnings per share, as compared to net income of $2.9 million, or $1.11 diluted earnings per share, for the quarter ended June 30, 2023, and $2.5 million, or $0.97 diluted earnings per share, for the quarter ended September 30, 2022. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, payable on November 22, 2023 to stockholders of record as of the close of business on November 8, 2023.

Comments from the President and Chief Executive Officer
“Despite the challenging rate environment, we continued to grow our loan portfolio and, in an environment where competition for deposits remains heightened, we were able to increase deposits this quarter,” remarked Laurie Stewart, President and Chief Executive Officer. "This resulted in more households doing business with the Bank, furthering our strategy of moving towards relationship banking. We were able to accomplish this growth while continuing to maintain consistent, strong credit quality," concluded Ms. Stewart.

Q3 2023 Financial Performance
Total assets increased $19.4 million or 1.9% to $1.03 billion at September 30, 2023, from $1.01 billion at June 30, 2023, and increased $47.9 million or 4.9% from $982.2 million at September 30, 2022.
Net interest income decreased $576 thousand or 6.6% to $8.2 million for the quarter ended September 30, 2023, from $8.7 million for the quarter ended June 30, 2023, and decreased $1.4 million or 14.9% from $9.6 million for the quarter ended September 30, 2022.

Net interest margin ("NIM"), annualized, was 3.38% for the quarter ended September 30, 2023, compared to 3.71% for the quarter ended June 30, 2023 and 4.13% for the quarter ended September 30, 2022.
Loans held-for-portfolio increased $20.0 million or 2.3% to $875.4 million at September 30, 2023, compared to $855.4 million at June 30, 2023, and increased $24.0 million or 2.8% from $851.4 million at September 30, 2022.

A $75 thousand provision for credit losses was recorded for the quarter ended September 30, 2023, compared to a $331 thousand reversal of credit losses for the quarter ended June 30, 2023 and a $346 thousand provision for credit losses for the quarter ended September 30, 2022. At September 30, 2023, the allowance for credit losses on loans to total loans outstanding was 0.96%.

Total deposits increased $38.6 million or 4.7% to $860.9 million at September 30, 2023, from $822.3 million at June 30, 2023, and increased $45.5 million or 5.6% from $815.4 million at September 30, 2022. Noninterest-bearing deposits decreased $4.6 million or 2.9% to $153.9 million at September 30, 2023 compared to $158.5 million at June 30, 2023, and decreased $38.4 million or 19.9% compared to $192.3 million at September 30, 2022.

The loans-to-deposits ratio was 102% at September 30, 2023, compared to 104% at June 30, 2023 and 105% at September 30, 2022.
Earnings on bank-owned life insurance (“BOLI”) were $88 thousand for the quarter ended September 30, 2023, compared to $718 thousand for the quarter ended June 30, 2023 and $59 thousand for the quarter ended September 30, 2022. The prior quarter earnings included a death benefit related to our BOLI policies.

Net gain on sale of loans was $76 thousand for the quarter ended September 30, 2023, compared to $110 thousand for the quarter ended June 30, 2023 and $48 thousand for the quarter ended September 30, 2022.

Total nonperforming loans increased $251 thousand or 16.6% to $1.8 million at September 30, 2023, from $1.5 million at June 30, 2023, and decreased $724 thousand or 29.1% from $2.5 million at September 30, 2022. Nonperforming loans to total loans were 0.20% and the allowance for credit losses on loans to total nonperforming loans was 478.89% at September 30, 2023.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2023.

Operating Results

Net interest income decreased $576 thousand, or 6.6%, to $8.2 million for the quarter ended September 30, 2023, compared to $8.7 million for the quarter ended June 30, 2023, and decreased $1.4 million, or 14.9%, from $9.6 million for the quarter ended September 30, 2022. The decrease in the current quarter compared to the prior quarter was primarily the result of increases in the rates paid on and balances of money market and certificate accounts, while the yield earned on interest-earning assets remained relatively flat. The decrease compared to the third quarter of 2022 was primarily the result of a higher average balance of and rate paid on average interest-bearing liabilities, partially offset by a higher average balance of and yield earned on average interest-earning assets.
Interest income increased $274 thousand, or 2.2%, to $12.7 million for the quarter ended September 30, 2023, compared to $12.4 million for the quarter ended June 30, 2023, and increased $1.9 million, or 17.7%, from $10.8 million for the quarter ended September 30, 2022. The increase from the prior quarter was primarily due to higher average balances on investments and interest-bearing cash and a 49 basis point increase in the average yield on investments and interest-bearing cash following continued increases in the targeted federal funds rate, partially offset by lower average balances of loans and a six basis point decline in the average yield on loans. The increase in interest income from the same quarter last year was due primarily to higher average balances of loans, investments and interest-bearing cash, a 38 basis point increase in the average loan yield and a 285 basis point increase in the average yield on investments and interest-bearing cash.
Interest income on loans decreased $46 thousand, or 0.4%, to $11.5 million for the quarter ended September 30, 2023, compared to $11.6 million for the quarter ended June 30, 2023, and increased $1.2 million, or 11.4%, from $10.3 million for the quarter ended September 30, 2022. The average balance of total loans was $862.4 million for the quarter ended September 30, 2023, compared to $866.0 million for the quarter ended June 30, 2023 and $833.2 million for the quarter ended September 30, 2022. The average yield on total loans was 5.29% for the quarter ended September 30, 2023, compared to 5.35% for the quarter ended June 30, 2023 and 4.92% for the quarter ended September 30, 2022. The decline in the average loan yield during the current quarter compared to the prior quarter was due to recovery of deferred interest upon the payoff of a multifamily loan in the prior quarter. The decline in the average balance during the current quarter was primarily due to loan growth late in the quarter and loan prepayments at the end of the second quarter. The increase in the average loan yield during the current quarter compared to the third quarter of 2022 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. The increase in the average balance of loans was primarily due to the loan growth during the latter half of 2022, partially offset by higher prepayments during 2023. Interest income on investments and interest-bearing cash increased $320 thousand to $1.2 million for the quarter ended September 30, 2023, compared to $861 thousand for the quarter ended June 30, 2023, and increased $732 thousand from $449 thousand for the quarter ended September 30, 2022, due to a higher average yield on investments and interest-bearing cash and higher average balances.
Interest expense increased $850 thousand, or 23.2%, to $4.5 million for the quarter ended September 30, 2023, from $3.7 million for the quarter ended June 30, 2023, and increased $3.3 million, or 283.2%, from $1.2 million for the quarter ended September 30, 2022. The increase in interest expense during the current quarter from the prior quarter was primarily the result of $29.0 million and $14.0 million increases in the average balance of savings and money market accounts and certificate accounts, respectively, as well as higher average rates paid on all categories of interest-bearing deposits (other than demand and NOW accounts), partially offset by a $20.6 million decrease in the average balance of demand and NOW accounts and a $5.3 million decrease in the average balance of borrowings, which were comprised of Federal Home Loan Bank ("FHLB") advances. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $163.3 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing liabilities (excluding subordinated notes), partially offset by a $91.6 million decrease in the average balance of interest-bearing deposits other than certificate accounts. The average cost of FHLB advances decreased to 4.38% for the quarter ended September 30, 2023, from 4.56% for the quarter ended June 30, 2023, and increased from 2.40% for the quarter ended September 30, 2022. The average balance of our total borrowings, which included FHLB advances and subordinated notes, decreased to $54.5 million from $59.8 million for the quarter ended June 30, 2023 and from $58.1 million for the quarter ended September 30, 2022, as deposit growth was used to repay borrowings.
NIM (annualized) was 3.38% for the quarter ended September 30, 2023, compared to 3.71% for the quarter ended June 30, 2023 and 4.13% for the quarter ended September 30, 2022. The decrease in NIM from the prior quarter was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of money market and certificate accounts at higher interest rates. The decrease from the same quarter a year ago was the result of an increase in the cost of funding, partially offset by an increase in interest income on interest-earning assets, driven by the higher average balance of and yield earned on loans and investments.
A provision for credit losses of $75 thousand was recorded for the quarter ended September 30, 2023, consisting of a provision for credit losses on loans of $224 thousand and a release of reserve for unfunded loan commitments of $149 thousand. This compared to a release of provision for credit losses of $331 thousand for the quarter ended June 30, 2023, consisting of a release of provision for credit losses on loans of $242 thousand and a release of reserve for unfunded loan commitments of $89 thousand, and a provision for credit losses of $346 thousand for the quarter ended September 30, 2022, consisting of a provision for loan losses of $375 thousand and a release of the reserve for unfunded loan commitments of $29 thousand. The Company adopted the CECL standard as of January 1, 2023. All amounts prior to January 1, 2023 reflect our use of the incurred loss methodology to compute our allowance for credit losses, which is not directly comparable to the new, current expected credit loss methodology. The increase in the provision for credit losses for the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023 resulted primarily from the increase in our loans held-for-portfolio and an additional adjustment to our forecast related to the interest rate environment. In addition, expected loss estimates consider various factors including customer specific information, changes in risk ratings, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income decreased $810 thousand, or 42.8%, to $1.1 million for the quarter ended September 30, 2023, compared to $1.9 million for the quarter ended June 30, 2023, and increased $55 thousand, or 5.4% from $1.0 million for the quarter ended September 30, 2022. The decrease from the prior quarter was primarily related to $568 thousand in earnings on death benefits paid under our BOLI policies in the second quarter of 2023. Additionally, the decrease in noninterest income from the prior quarter was due to a $174 thousand decrease in the fair value adjustment on mortgage servicing rights due to the size of the servicing portfolio shrinking at a faster rate than we can replace the loans due to the current interest rate environment. The increase in noninterest income from the comparable period in 2022 was due to $70 thousand in miscellaneous income related to an agreement with Mastercard, a $29 thousand increase in the cash surrender value of our bank-owned life insurance due to fluctuating market rates, and a $28 thousand increase in net gain on sale of loans as a result of an increase in the rate earned on loans originated for sale, partially offset by an $87 thousand decrease in the fair value adjustment on mortgage servicing rights primarily due to the size of the servicing portfolio shrinking at a faster rate than we can replace the loans due to the current interest rate environment. Loans sold during the quarter ended September 30, 2023, totaled $4.1 million, compared to $6.4 million and $2.3 million of loans sold during the quarters ended June 30, 2023 and September 30, 2022, respectively.

Noninterest expense increased $213 thousand, or 2.8%, to $7.7 million for the quarter ended September 30, 2023, compared to $7.5 million for the quarter ended June 30, 2023, and increased $645 thousand, or 9.1%, from $7.1 million for the quarter ended September 30, 2022. The increase from the quarter ended June 30, 2023 was primarily a result of higher operations expense and data processing expense, partially offset by lower salaries and benefits expense. The increase in operations expense was primarily due to various expenses, including debit card processing, communications and marketing partially due to timing of transactions and the level of transactional activity. Data processing expense increased as a result of $317 thousand in software costs related to new technology being implemented at the Bank, higher processing charges related to a higher volume of transactional activity, and the recovery of the write off of one large project during the second quarter of 2023. These increases were partially offset by lower salary and incentive compensation expense due partially to lower net income during the quarter as certain incentive compensation in the prior quarter included the impact from non-recurring income, higher deferred compensation, lower expense for temporary staffing or consultants, and lower medical expense as a result of an increase in claims during the second quarter moving back to normalized levels. The increase in noninterest expense compared to the quarter ended September 30, 2022 was primarily due to an increase in salaries and benefits of $104 thousand reflecting higher wages, lower deferred compensation and higher medical expense, partially offset by a decrease in incentive compensation as a result of fewer loans originated, changes to incentive compensation programs, including the addition of non-production performance requirements, and lower commission expense related to a decline in mortgage originations. Data processing expense increased as a result of the $317 thousand in software costs related to new technology being implemented at the Bank and higher processing charges related to a higher volume of transactional activity.

Balance Sheet Review, Capital Management and Credit Quality

Assets at September 30, 2023 totaled $1.03 billion, compared to $1.01 billion at June 30, 2023 and $982.2 million at September 30, 2022. The increase in total assets from June 30, 2023 was primarily due to an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of increases in cash and cash equivalents and loans held-for-portfolio, partially offset by lower balances in investment securities.
Cash and cash equivalents increased $1.7 million, or 1.7%, to $101.9 million at September 30, 2023, compared to $100.2 million at June 30, 2023, and increased $25.8 million, or 34.0%, from $76.1 million at September 30, 2022. The increase from one year ago was primarily due to increases in deposits, partially offset by an increase in loans held-for-portfolio.
Investment securities decreased $426 thousand, or 4.0%, to $10.2 million at September 30, 2023, compared to $10.6 million at June 30, 2023, and decreased $2.4 million, or 19.4%, from $12.6 million at September 30, 2022. Held-to-maturity securities totaled $2.2 million at September 30, 2023, June 30, 2023, and September 30, 2022. Available-for-sale securities totaled $8.0 million at September 30, 2023, compared to $8.4 million at June 30, 2023 and $10.4 million at September 30, 2022. The decrease in available-for-sale securities from the prior quarter-end was primarily due to regularly scheduled payments and higher net unrealized losses resulting from a decrease in market values during the current quarter. The decrease from one year ago was primarily due to the call of one municipal bond in the fourth quarter of 2022, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the past 12 months, and the maturity of $1.6 million in treasury securities in the first quarter of 2023.
Loans held-for-portfolio increased to $875.4 million at September 30, 2023, from $855.4 million at June 30, 2023 and $851.4 million at September 30, 2022. The increase in loans held-for-portfolio at September 30, 2023, compared to June 30, 2023, primarily resulted from increases across all loan categories, with the largest increases occurring in one-to-four family real estate loans, manufactured loans and floating home loans. The increase in one-to-four family real estate loans from June 30, 2023 primarily resulted from an increase in bridge loans and an increase in related party loans. The increases in manufactured homes and floating home loans was primarily due to marketing campaigns. The increase in loans held-for-portfolio at September 30, 2023, compared to one year ago, primarily resulted from increases across all loan categories, excluding commercial and multifamily real estate loans. The increase from September 30, 2022 in loans held-for-portfolio primarily resulted from greater economic and lending activity in our market area during the fourth quarter of 2022.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans, including nonperforming loan modifications, other real estate owned (“OREO”) and other repossessed assets, increased $251 thousand, or 12.1%, to $2.3 million at September 30, 2023, from $2.1 million at June 30, 2023 and decreased $808 thousand, or 25.7%, from $3.1 million at September 30, 2022. The increase in NPAs from the prior quarter-end was primarily due to the addition of three loans totaling $314 thousand to nonaccrual status, partially offset by payoffs and normal payment amortization. The decrease from one year ago was primarily due to the payoff of $1.5 million in nonperforming one-to-four family real estate loans related to a single borrower, the payoff of a $243 thousand other consumer loan, the write-off of one residential property for $84 thousand, and payoffs and normal amortization, partially offset by $1.2 million in additions, which included $740 thousand in one-to-four family real estate loans during the same period.
NPAs to total assets were 0.23%, 0.21% and 0.32% at September 30, 2023, June 30, 2023 and September 30, 2022, respectively. The allowance for credit losses on loans to total loans outstanding was 0.96%, 0.96% and 0.88% at September 30, 2023, June 30, 2023 and September 30, 2022, respectively. Net loan charge-offs for the third quarter of 2023 totaled $3 thousand, compared to $73 thousand for the second quarter of 2023, and $3 thousand for the third quarter of 2022.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Nonperforming Loans:
One-to-four family	$1,137	$914	$698	$2,135	$1,960
Home equity loans	86	88	138	142	133
Commercial and multifamily	306	323	—	—	—
Construction and land	78	25	322	324	29
Manufactured homes	151	156	134	96	99
Other consumer	4	5	1	262	265
Total nonperforming loans	1,762	1,511	1,293	2,959	2,486
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	575	575	575	659	659
Total NPAs	$2,337	$2,086	$1,868	$3,618	$3,145

Percentage of Nonperforming Loans:
One-to-four family	48.7%	43.8%	37.3%	59.0%	62.3%
Home equity loans	3.7	4.2	7.4	3.9	4.2
Commercial and multifamily	13.1	15.5	—	—	—
Construction and land	3.3	1.2	17.3	9.0	0.9
Manufactured homes	6.4	7.5	7.2	2.7	3.2
Other consumer	0.2	0.2	—	7.2	8.4
Total nonperforming loans	75.4	72.4	69.2	81.8	79.0
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	—	—	2.3	2.7
Commercial and multifamily	24.6	27.6	30.8	15.9	18.3
Total OREO and repossessed assets	24.6	27.6	30.8	18.2	21.0
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,217	$8,532	$7,599	$7,489	$7,117
Adoption of ASU 2016-13(1)	—	—	760	—	—
(Reversal of) provision for credit losses during the period	224	(242)	245	125	375
Net (charge-offs)/recoveries during the period	(3)	(73)	(72)	(15)	(3)
Balance at end of period	$8,438	$8,217	$8,532	$7,599	$7,489
Reserve for unfunded loan commitments
Balance at beginning of period	$706	$795	$335	$382	$411
Adoption of ASU 2016-13(1)	—	—	695	—	—
Provision for (reversal of) credit losses	(149)	(89)	(235)	(47)	(29)
Balance at end of period	557	706	795	335	382
Allowance for credit losses	$8,995	$8,923	$9,327	$7,934	$7,871
Allowance for credit losses on loans to total loans	0.96%	0.96%	0.98%	0.88%	0.88%
Allowance for credit losses to total loans	1.03%	1.04%	1.07%	0.92%	0.92%
Allowance for credit losses on loans to total nonperforming loans	478.89%	543.81%	659.86%	256.81%	301.25%
Allowance for credit losses to total nonperforming loans	510.50%	590.67%	721.46%	268.14%	316.60%
(1)    Represents the impact of adopting ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2023. Since that date, as a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses has been based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

Deposits increased $38.6 million, or 4.7%, to $860.9 million at September 30, 2023, from $822.3 million at June 30, 2023 and increased $45.5 million, or 5.6%, from $815.4 million at September 30, 2022. The increase in deposits compared to the prior quarter-end was primarily a result of higher balances in certificate and money market accounts, partially offset by decreases in noninterest-bearing, interest-bearing and savings accounts. The overall increase was largely driven by one new related party depositor relationship for $32.6 million in the quarter. The increase in our deposits compared to one year ago was mainly a result of an increase in certificate accounts and the $32.6 million deposit relationship mentioned above, which were primarily used to fund organic loan growth,. Our noninterest-bearing deposits decreased $4.6 million, or 2.9%, to $153.9 million at September 30, 2023, compared to $158.5 million at June 30, 2023 and decreased $38.4 million, or 19.9%, from $192.3 million at September 30, 2022. Noninterest-bearing deposits represented 17.9%, 19.3% and 23.6% of total deposits at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
There were $40.0 million of outstanding FHLB advances at September 30, 2023, as compared to $60.0 million at June 30, 2023 and $44.5 million at September 30, 2022. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. Of the $40.0 million of FHLB advances outstanding at September 30, 2023, all were long-term with maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of September 30, 2023, June 30, 2023 and September 30, 2022.
Stockholders’ equity totaled $100.2 million at September 30, 2023, an increase of $314 thousand, or 0.3%, from $99.9 million at June 30, 2023, and an increase of $5.3 million, or 5.6%, from $95.0 million at September 30, 2022. The increase in stockholders’ equity from June 30, 2023 was primarily the result of $1.2 million of net income earned during the current quarter, $88 thousand in share-based compensation and $17 thousand in proceeds from exercises of stock options, partially offset by the payment of $489 thousand in cash dividends to Company stockholders, a $243 thousand increase in accumulated other comprehensive loss, net of tax, and $228 thousand in stock repurchases. In addition, stockholders' equity at both September 30, 2023 and June 30, 2023 was negatively impacted by the adoption of CECL in the first quarter of 2023, which resulted in an after-tax decrease to opening retained earnings of $1.1 million.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including the recent increases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crisis, acts of war or terrorism, and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Interest income	$12,686	$12,412	$12,174	$11,819	$10,776
Interest expense	4,518	3,668	2,803	2,131	1,179
Net interest income	8,168	8,744	9,371	9,688	9,597
Provision for (release of) credit losses(1)	75	(331)	10	78	346
Net interest income after provision for (release of) credit losses	8,093	9,075	9,361	9,610	9,251
Noninterest income:
Service charges and fee income	700	670	581	618	604
Earnings on bank-owned life insurance	88	718	151	175	59
Mortgage servicing income	295	297	299	303	306
Fair value adjustment on mortgage servicing rights	(78)	96	(140)	(127)	9
Net gain on sale of loans	76	110	78	49	48
Total noninterest income	1,081	1,891	969	1,018	1,026
Noninterest expense:
Salaries and benefits	4,148	4,700	4,485	4,234	4,044
Operations	1,625	1,491	1,441	1,536	1,610
Regulatory assessments	183	154	153	136	116
Occupancy	458	435	459	418	447
Data processing	1,296	788	993	841	848
Net (gain) loss on OREO and repossessed assets	—	(71)	84	—	—
Total noninterest expense	7,710	7,497	7,615	7,165	7,065
Income before provision for income taxes	1,464	3,469	2,715	3,463	3,212
Provision for income taxes	295	577	547	539	666
Net income	$1,169	$2,892	$2,168	$2,924	$2,546
(1)    Amounts for periods prior to January 1, 2023 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, these prior period amounts were calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balances are not directly comparable.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2023	2022
Interest income	$37,273	$27,975
Interest expense	10,990	2,368
Net interest income	26,283	25,607
(Release of) provision for credit losses(1)	(246)	1,095
Net interest income after (release of) provision for credit losses	26,529	24,512
Noninterest income:
Service charges and fee income	1,951	1,749
Earnings on bank-owned life insurance	957	45
Mortgage servicing income	891	939
Fair value adjustment on mortgage servicing rights	(123)	334
Net gain on sale of loans	264	497
Total noninterest income	3,940	3,564
Noninterest expense:
Salaries and benefits	13,333	12,181
Operations	4,557	4,329
Regulatory assessments	490	316
Occupancy	1,352	1,318
Data processing	3,077	2,518
Net loss on OREO and repossessed assets	13	—
Total noninterest expense	22,822	20,662
Income before provision for income taxes	7,647	7,414
Provision for income taxes	1,419	1,533
Net income	$6,228	$5,881
(1)Amounts for the nine months ended September 30, 2022 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, the prior period amount was calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balance is not directly comparable.

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and cash equivalents	$101,890	$100,169	$81,580	$57,836	$76,064
Available-for-sale securities, at fair value	7,980	8,398	8,601	10,207	10,396
Held-to-maturity securities, at amortized cost	2,174	2,182	2,190	2,199	2,207
Loans held-for-sale	1,153	1,716	1,414	—	1,908
Loans held-for-portfolio	875,434	855,429	870,545	865,981	851,447
Allowance for credit losses - loans	(8,438)	(8,217)	(8,532)	(7,599)	(7,489)
Total loans held-for-portfolio, net	866,996	847,212	862,013	858,382	843,958
Accrued interest receivable	3,415	3,100	3,152	3,083	2,809
Bank-owned life insurance, net	21,638	21,550	21,465	21,314	21,140
Other real estate owned ("OREO") and other repossessed assets, net	575	575	575	659	659
Mortgage servicing rights, at fair value	4,681	4,726	4,587	4,687	4,787
Federal Home Loan Bank ("FHLB") stock, at cost	2,783	3,583	2,583	2,832	2,897
Premises and equipment, net	5,204	5,321	5,370	5,513	5,505
Right-of-use assets	4,732	4,966	5,200	5,102	5,319
Other assets	6,955	7,276	5,633	4,537	4,597
TOTAL ASSETS	$1,030,176	$1,010,774	$1,004,363	$976,351	$982,246
LIABILITIES
Interest-bearing deposits	$706,954	$663,765	$668,568	$635,567	$623,122
Noninterest-bearing deposits	153,921	158,488	173,079	173,196	192,275
Total deposits	860,875	822,253	841,647	808,763	815,397
Borrowings	40,000	60,000	35,000	43,000	44,500
Accrued interest payable	588	619	385	395	109
Lease liabilities	5,065	5,306	5,543	5,448	5,749
Other liabilities	9,794	10,243	9,398	8,318	8,071
Advance payments from borrowers for taxes and insurance	1,909	732	2,099	1,046	1,799
Subordinated notes, net	11,707	11,697	11,686	11,676	11,665
TOTAL LIABILITIES	929,938	910,850	905,758	878,646	887,290
STOCKHOLDERS' EQUITY:
Common stock	25	25	26	26	26
Additional paid-in capital	28,112	28,070	28,251	28,004	27,886
Retained earnings	73,438	72,923	71,362	70,792	68,309
Accumulated other comprehensive loss, net of tax	(1,337)	(1,094)	(1,034)	(1,117)	(1,265)
TOTAL STOCKHOLDERS' EQUITY	100,238	99,924	98,605	97,705	94,956
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,030,176	$1,010,774	$1,004,363	$976,351	$982,246

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Annualized return on average assets	0.46%	1.17%	0.88%	1.16%	1.04%
Annualized return on average equity	4.60	11.66	8.88	11.94	10.61
Annualized net interest margin(1)	3.38	3.71	4.01	4.05	4.13
Annualized efficiency ratio(2)	83.36%	70.49%	73.65%	66.93%	66.51%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Basic earnings per share	$0.45	$1.12	$0.84	$1.13	$0.99
Diluted earnings per share	$0.45	$1.11	$0.83	$1.12	$0.97
Weighted-average basic shares outstanding	2,553,773	2,574,677	2,578,413	2,565,407	2,562,551
Weighted-average diluted shares outstanding	2,571,808	2,591,233	2,604,043	2,600,905	2,597,690
Common shares outstanding at period-end	2,568,054	2,573,223	2,601,443	2,583,619	2,581,949
Book value per share	$39.03	$38.83	$37.90	$37.82	$36.78

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$862,397	$11,505	5.29%	$866,008	$11,551	5.35%	$833,195	$10,327	4.92%
Investments and interest-bearing cash	96,409	1,181	4.86%	79,001	861	4.37%	88,812	449	2.01%
Total interest-earning assets	$958,806	$12,686	5.25%	$945,009	$12,412	5.27%	$922,007	$10,776	4.64%
Interest-Bearing Liabilities:
Savings and money market accounts	$192,214	$720	1.49%	$163,165	$350	0.86%	$188,276	$63	0.13%
Demand and NOW accounts	194,561	173	0.35%	215,120	182	0.34%	290,106	164	0.22%
Certificate accounts	293,820	2,984	4.03%	279,774	2,421	3.47%	130,541	503	1.53%
Subordinated notes	11,703	168	5.70%	11,693	168	5.76%	11,658	168	5.72%
Borrowings	42,815	473	4.38%	48,138	547	4.56%	46,462	281	2.40%
Total interest-bearing liabilities	$735,113	4,518	2.44%	$717,890	3,668	2.05%	$667,043	1,179	0.70%
Net interest income/spread		$8,168	2.81%		$8,744	3.22%		$9,597	3.94%
Net interest margin			3.38%			3.71%			4.13%

Ratio of interest-earning assets to interest-bearing liabilities	130%			132%			138%
Noninterest-bearing deposits	$151,298			$159,284			$189,379
Total deposits	831,893	$3,877	1.85%	817,343	$2,953	1.45%	798,302	$730	0.36%
Total funding (1)	886,411	4,518	2.02%	877,174	3,668	1.68%	856,422	1,179	0.55%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$865,357	$34,437	5.32%	$757,086	$27,099	4.79%
Investments and interest-bearing cash	84,056	2,836	4.51%	136,899	876	0.86%
Total interest-earning assets	$949,413	$37,273	5.25%	$893,985	$27,975	4.18%
Interest-Bearing Liabilities:
Savings and money market accounts	$173,319	$1,197	0.92%	$193,219	$122	0.08%
Demand and NOW accounts	216,753	587	0.36%	305,651	412	0.18%
Certificate accounts	273,564	7,182	3.51%	109,713	1,037	1.26%
Subordinated notes	11,693	504	5.76%	11,648	504	5.79%
Borrowings	45,280	1,520	4.49%	16,463	293	2.38%
Total interest-bearing liabilities	$720,609	10,990	2.04%	$636,694	2,368	0.50%
Net interest income/spread		$26,283	3.21%		$25,607	3.69%
Net interest margin			3.70%			3.83%

Ratio of interest-earning assets to interest-bearing liabilities	132%			140%
Noninterest-bearing deposits	$161,051			$192,240
Total deposits	824,687	$8,966	1.45%	800,823	$1,571	0.26%
Total funding (1)	881,660	10,990	1.67%	828,934	2,368	0.38%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Real estate loans:
One-to-four family	$280,556	$273,720	$274,687	$274,638	$270,009
Home equity	21,313	19,760	19,631	19,548	17,642
Commercial and multifamily	304,252	301,828	307,558	313,358	315,677
Construction and land	118,619	117,382	125,983	116,878	112,980
Total real estate loans	724,740	712,690	727,859	724,422	716,308
Consumer Loans:
Manufactured homes	34,652	31,619	27,904	26,953	25,375
Floating homes	73,716	70,596	73,579	74,443	69,968
Other consumer	18,710	17,915	17,378	17,923	17,565
Total consumer loans	127,078	120,130	118,861	119,319	112,908
Commercial business loans	25,033	23,939	25,192	23,815	23,986
Total loans	876,851	856,759	871,912	867,556	853,202
Less:
Premiums	850	884	946	973	984
Deferred fees, net	(2,267)	(2,214)	(2,313)	(2,548)	(2,739)
Allowance for credit losses - loans	(8,438)	(8,217)	(8,532)	(7,599)	(7,489)
Total loans held-for-portfolio, net	$866,996	$847,212	$862,013	$858,382	$843,958

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Noninterest-bearing	$153,921	$158,488	$173,079	$173,196	$192,275
Interest-bearing	185,441	208,571	235,836	254,982	284,267
Savings	76,729	79,349	83,991	95,641	99,602
Money market	143,558	87,360	77,624	74,639	84,692
Certificates	301,226	288,485	271,117	210,305	154,561
Total deposits	$860,875	$822,253	$841,647	$808,763	$815,397

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total nonperforming loans	$1,762	$1,511	$1,293	$2,958	$2,486
OREO and other repossessed assets	575	575	575	659	659
Total nonperforming assets	$2,337	$2,086	$1,868	$3,617	$3,145
Net charge-offs during the quarter	$(3)	$(73)	$(72)	$(15)	$(3)
Provision for (release of) credit losses during the quarter	75	(331)	10	78	346
Allowance for credit losses - loans	8,438	8,217	8,532	7,599	7,489
Allowance for credit losses - loans to total loans	0.96%	0.96%	0.98%	0.88%	0.88%
Allowance for credit losses - loans to total nonperforming loans	478.89%	543.81%	659.86%	256.81%	301.25%
Nonperforming loans to total loans	0.20%	0.18%	0.15%	0.34%	0.29%
Nonperforming assets to total assets	0.23%	0.21%	0.19%	0.37%	0.32%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total loans to total deposits	101.86%	104.20%	103.60%	107.27%	104.64%
Noninterest-bearing deposits to total deposits	17.88%	19.27%	20.56%	21.41%	23.58%

Average total assets for the quarter	$1,005,223	$992,822	$996,516	$996,042	$969,254
Average total equity for the quarter	$100,927	$99,503	$99,028	$97,119	$95,244

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495